Exhibit 10.1
Amended and Restated Agreement For Severance
Upon Change in Control
          This Agreement is made and entered into as of the ___ day of ______, 2006 by and among Transcat, Inc., an Ohio corporation (the “Company”), having its principal place of business at 35 Vantage Point Drive, Rochester, New York 14624, and_________ (“Employee”).
          This Agreement amends and restates that certain Agreement for Severance Upon Change In Control entered into on or about February 12, 2004 (the “CIC”). The purpose of this Agreement is to amend the CIC to provide compliance with 409A of the Internal Revenue Code (the “Code”) and to provide the Employee the option to elect (at his discretion) to modify parachute payments in a manner that serves to reduce payments that would constitute parachute payments pursuant to Section 280G of the Code. This Agreement supersedes the CIC.
          In consideration of the mutual covenants herein contained, the Company and Employee, intending to be legally bound, hereby agree as follows:
     1. Purpose of this Agreement. Employee is a key officer and employee of the Company. Although the Company does not presently anticipate a change in control, it nevertheless desires to (i) assure the continued loyalty, cooperation and services of certain key officers and employees of the Company if one should occur, and (ii) provide for those individuals to receive compensation under certain circumstances in connection with a change of control, if one should occur.
     2. Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:
          a. A “Change in Control” shall have occurred if:
               i. Any one person, or more than one person acting as a group (as such term is defined for purposes of Section 409A of the Code), but excluding any employee stock ownership plan or similar employee benefit plan of the Company, acquires ownership of more than fifty percent (50%) of the total fair market value (as defined in Section 409A of the Code) or total voting power of the outstanding voting securities of the Company; or
               ii. Any one person, or more than one person acting as a group (as such term is defined for purposes of Section 409A of the Code), but excluding any employee stock ownership plan or similar employee benefit plan of the Company, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such persons, ownership of more than thirty-five percent (35%) of the total voting power of the outstanding voting securities of the Company; or
               iii. A majority of the individuals who constitute the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the individuals who constitute the Board of Directors prior to the date of the appointment or election; or

               iv. Any one person, or more than one person acting as a group (as such term is defined for purposes of Section 409A of the Code), but excluding any transfers to related persons for purposes of Section 409A of the Code, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such persons, from the Company assets having a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
          b. “Code” means the Internal Revenue Code of 1986, as amended.
          c. “Material Change” means any action by the Successor or the Company during the Transition Period, without Employee’s express written consent, that has the effect of: (i) downgrading Employee’s title, or reducing the nature or scope of Employee’s authority and prerogative, or materially increasing the nature or scope of his responsibilities and duties, from those applicable to him immediately prior thereto; or (ii) reducing the base salary payable to Employee from that payable to him by the Company immediately prior thereto; or (iii) failing to provide Employee with a package of fringe benefits that, though one or more elements may vary from those in effect immediately prior thereto, is substantially comparable to such fringe benefits; or (iv) changing the location of Employee’s principal place of employment to a location that is outside the general metropolitan area of Rochester, New York.
          d. “Severance Amount” means the obligation of the Successor to pay and continue Employee’s full salary, bonus and benefits set forth in Section 3 hereof.
          e. “Successor” means any successor to the assets, rights or business of the Company as a result of a Change in Control.
          f. “Transition Period” means the time period beginning with a Change in Control and ending twenty-four (24) months thereafter.
     3. Payment of Severance Amount.
          a. If, during the term of Employee’s employment as an officer of the Company, there shall occur a Change in Control, and during the Transition Period, Employee’s employment with the Successor terminates for any reason, then, subject to the qualifications set forth in Section 4 hereof, the Successor shall be obligated to pay and continue Employee’s full salary, bonus (at standard) and benefits (including but not limited to health and welfare benefits to the extent that Employee’s continued participation is possible under the general terms and provisions of such plans and programs and in the event such participation is not possible, the economic equivalent) as were in effect immediately preceding the Change in Control, for a period of twenty-four (24) months following the effective date of termination of employment. With regard to health and welfare benefits, the Employee shall be entitled to continuation of any greater rights to the extent such rights were granted outside this Agreement. Additionally, all Stock Grants, Option Grants, Stock Appreciation Rights or similar equity arrangements shall be deemed to have immediately vested and any option exercise periods shall be extended for the term of the option.

          b. Employee shall not be required to mitigate the Severance Amount by seeking other employment or otherwise, nor shall the Severance Amount be reduced or offset by any compensation earned by Employee as the result of his employment by another employer subsequent to the effective date of termination of his employment with the Successor.
     4. Effect of Certain Terminations. Notwithstanding Section 3 hereof, Employee shall not be entitled to receive, and the Successor shall have no obligation to pay, the Severance Amount if, during the Transition Period:
          a. Employee voluntarily terminates his employment with the Company or the Successor. However, notwithstanding any resignation or other seemingly voluntary departure, Employee’s termination of employment shall not be deemed voluntary for purposes of this Agreement if Employee’s employment terminates in consequence of a Material Change. In such case, Employee shall be entitled to receive, and the Successor shall be obligated to pay, the Severance Amount.
          b. The Company or the Successor terminates Employee’s employment for any of the following reasons: (i) Employee’s continuing refusal to perform such services (other than services constituting a Material Change) as may reasonably be assigned to him by the Successor; or (ii) Employee’s willful misconduct or gross negligence in the performance of his employment duties; or (iii) Employee’s breach of his duty of loyalty to, or acts of unfair competition with, the Successor; or (iv) Employee’s conviction of any crime or offense involving money, property or personnel of the Successor, or of any other crime which constitutes a felony; or (v) Employee’s illegal use, possession or being under the influence of any narcotic, controlled substance or alcoholic beverage while at work; or (vi) any conduct by Employee that, under applicable laws and regulations, disqualifies him from serving as an officer or employee of the Company.
          c. His employment terminates by reason of Employee’s death, total disability, or normal retirement at or after age 65.
     5. Payment of Accrued Salary, Etc. This Agreement shall not affect Employee’s right to receive all earned but unpaid salary, accrued but unpaid vacation pay, and submitted but outstanding travel or other expenses due and owing from the Successor on the effective date of the termination of his employment, or any incentive compensation earned but unpaid prior to or coincidental with such date, all of which shall be paid by the Successor to Employee in accordance with the terms of such obligations.
     6. Withholding of Taxes. The Successor may withhold from the Severance Amount all Federal, state, city or other taxes as may be required under any law, governmental regulation or ruling.
     7. Golden Parachute Payments. In the event Employee would be entitled to benefits or payments hereunder and under any other plan or program offered or sponsored by the Company that would constitute “parachute payments” as defined in Section 280G of the Code, then Employee may, in his discretion, elect to reduce or modify such parachute payments by giving the Company or the Successor, as the case may be, written notice to that effect, which notice shall also designate the order in which such parachute payments will be reduced or modified. In the absence of any such notice, Employee shall be deemed to have accepted the full benefits or payments to which Employee would be entitled hereunder, and shall bear the tax consequences thereof.
     8. Not An Employment Agreement. Nothing contained in this Agreement is intended, nor shall it be deemed, to give Employee any rights (or impose any obligations) to continued employment by the Company or the Successor, or give the Company or the Successor any rights (or impose any obligations) for the continued performance of duties by Employee, or otherwise alter Employee’s status as an employee at will.
     9. Amendment. This Agreement sets forth the entire understanding of the parties with respect to its subject matter, and may not be modified or terminated except upon written amendment executed by Employee and the Company (or, if subsequent to the Change in Control, by Employee and the Successor).
     10. No Assignment. Employee’s right to receive the Severance Amount hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section, the Successor shall have no liability to pay the Severance Amount or any portion thereof so attempted to be assigned or transferred.
     11. Benefit. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, Employee and his personal or legal representatives, executors, administrators, heirs and distributees. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Company and the Successor and their respective successors and assigns.
     12. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company or to the Successor (as the case may be) at the address set forth in the first paragraph of this Agreement, and addressed to Employee at his residence address as shown on the records of the Company or the Successor (as the case may be), or to such other address as either party may furnish to the other by like notice; provided, however, that notices of changes of address shall be effective only upon receipt.
     13. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed entirely within such State.
     14. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability or any other provision of this Agreement, and all other provisions shall remain in full force and effect.
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     In Witness Whereof, the parties have caused this Agreement to be executed as of the day and year first above written.

Transcat, Inc.

By:

Employee

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